Exhibit 99.1

BROWN-FORMAN REPORTS STRONG THIRD QUARTER RESULTS AND UPDATES FULL YEAR OUTLOOK

Louisville, KY, March 6, 2013 – Brown-Forman Corporation (NYSE:BFA, BFB) today reported financial results for its third quarter and the first nine months of fiscal 2013 ended January 31, 2013.  Reported net sales increased 7% in the quarter1 to $1,027 million (+8% on an underlying basis2).  Reported net sales growth was negatively impacted by the absence of Hopland-based wines, offset by favorable foreign exchange.  Reported operating income increased 15% in the quarter to $237 million (+14% on an underlying basis).  Diluted earnings per share in the quarter increased 18% to $0.73 compared to $0.62 in the prior year period.

For the first nine months of the year, reported net sales increased 4% (+8% on an underlying basis), reported operating income increased 13% (+13% on an underlying basis), and diluted earnings per share increased 18% to $2.22 compared to $1.89 in the prior year period.

Paul Varga, the company’s chief executive officer said, “We continue to be pleased with our top-tier results in this well-performing industry.  Our third quarter and year-to-date results reflect the excellent geographic breadth of our company, as well as improved portfolio and volume/margin balance.  Given the momentum we observe today for the North American whiskey category, emerging markets, and premium-priced spirits generally, we believe Brown-Forman is positioned well for continued strong growth."

Year-to-Date 2013 Highlights

•	Underlying net sales increased 8%, driven by broad-based geographic gains and brand strength, with constant currency net sales3 up 5%
o	Price/mix contributed three points to net sales growth
o	Jack Daniel’s family of brands grew net sales 10%
o	The company’s super and ultra-premium whiskey brands grew net sales 19%
o	El Jimador’s family of brands grew net sales 7%
o	Finlandia’s family of brands grew net sales 5%
•	Underlying operating income increased 13%, driven by strong top-line growth, gross margin expansion, and operating expense leverage

Year-to-Date 2013 Performance

The company’s underlying sales growth of 8% was driven by its premium skew of brands and strong global demand for North American whiskeys.  Company-wide price/mix contributed approximately three points of year-to-date sales growth, while volumes continued to grow at a mid-single-digit rate.  This balanced revenue growth allowed the company to more than offset inflationary pressures, driving gross margins up by 240bps.  Gross margins also benefited from the absence of Hopland-based wines and lower costs associated with reductions in value-added packaging.

Brown-Forman’s brand portfolio enjoyed broad-based geographic gains.  Performance in the emerging markets was particularly strong, with Turkey and Russia growing combined net sales over 35% year-to-date.  Brazil and Mexico also grew at double-digit rates, up 14% and 11%, respectively.  Other emerging markets with notable net sales growth rates included India, Thailand and Indonesia, up over 20% in the aggregate.

In the developed markets, net sales increased at a mid-teens rate in Germany, and grew mid-single-digits in Australia and the United Kingdom.  France reported year-to-date net sales growth, but results were negatively impacted by the third quarter comparison to last year’s buy-in activity in advance of price and excise tax increases.  The rest of continental Europe, and in particular, southern Europe, remained under pressure given the weak economic conditions, but the company’s portfolio continued to gain share in these challenging markets.

The company’s portfolio of brands gained value share in the U.S. market, with underlying sales growth of over 6%.  The company attributes this outperformance to three main drivers, including improved pricing after successfully implementing increases at the beginning of the year, the strength of the North American whiskey category, and the continued growth of Jack Daniel’s Tennessee Honey.  The pricing environment remained healthy during the critical holiday selling season, and the on- and off-premise channels benefited from improving U.S. consumer confidence.

The company’s Global Travel Retail business delivered 8% net sales growth, driven by price increases, successful innovation, and new product launches.

The Jack Daniel’s trademark experienced strong global demand, evidenced by 10% net sales growth.  The company is pleased with the marketplace reaction to the global price increases implemented earlier this year after several years in a row of holding prices flat.

Jack Daniel’s Tennessee Honey’s global net sales nearly doubled year-to-date.  This strong year-over-year growth has been driven by the targeted rollout of the brand in markets outside of the U.S., including the United Kingdom where Tennessee Honey has enjoyed positive consumer response.  Global growth was also driven by strong double-digit gains in the U.S., primarily due to increased velocity in the off-premise, as efforts to increase brand awareness have been working.

Brown-Forman’s portfolio of super and ultra-premium whiskey brands, including Woodford Reserve, Jack Daniel’s Single Barrel, Gentleman Jack and Collingwood, grew net sales 19% year-to-date.  This portfolio is well-positioned to benefit from growing consumer interest in super and ultra-premium whiskeys.

Finlandia vodka’s mid-single-digit net sales growth was driven by strong premiumization trends in Russia, offset somewhat by a competitive marketplace in Poland.

The el Jimador family of tequila brands grew net sales by 7% with New Mix RTDs up 15%.  El Jimador grew net sales in the mid-teens in the U.S., offset by declines in Mexico.  Herradura grew net sales by 22% globally, as the brand enjoyed strong share gains in the U.S. and Mexico.

Southern Comfort’s net sales grew 1% year-to-date in the U.S., and returned to growth in the third quarter in the United Kingdom on the launch of the new consumer engagement plan for the brand in that market.  Continued softness in Australia, Germany and South Africa prevented the brand from growing on a global basis however, with year-to-date net sales down 4% compared to a 7% decline in fiscal 2012.  The company intends to roll out the consumer engagement strategy that has had good early success in the U.S. and the United Kingdom into several of Southern Comfort’s other key international markets.

Sonoma-Cutrer’s 15% growth was driven primarily by improving price/mix with some modest volume gains, while Korbel grew net sales by 4%.

The company is also making significant investments behind its brands, including increases in A&P spend, as well as investments in additional headcount in emerging markets and enhanced route-to-market initiatives.  Brand investment grew 7% on an underlying basis year-to-date, and SG&A increased 10% on an underlying basis, primarily due to timing.

Dividends and Other

On November 15, 2012, Brown-Forman increased its regular quarterly cash dividend 9.3% to $0.255 per share.  On January 22, 2013, Brown-Forman declared a regular quarterly cash dividend of $0.255 per share on its Class A and Class B common stock.  This cash dividend is payable on April 1, 2013 to stockholders of record on March 8, 2013.  Brown-Forman has paid regular cash dividends for 67 consecutive years and increased them for each of the last 29 years.

On December 12, 2012, Brown-Forman issued $750 million of senior unsecured notes.  The notes consist of the following tranches:
$250 million of 1.00% 5 Year Senior Notes due January 15, 2018
$250 million of 2.25% 10 Year Senior Notes due January 15, 2023
$250 million of 3.75% 30 Year Senior Notes due January 15, 2043
Proceeds from the issuance were used to fund a $4.00 special dividend paid to shareholders on December 27, 2012.

On February 25, 2013, Brown-Forman announced that it had completed the redemption of its outstanding $250 million 5% notes due 2014 with a combination of cash and short-term borrowings.  The company expects to record pre-tax expenses of approximately $9 million in its fourth quarter.  The redemption is expected to lower pre-tax interest expense by approximately $2 million in the fourth quarter of fiscal 2013, and $8 million in fiscal 2014.

Fiscal Year 2013 Outlook

The company is updating its fiscal 2013 earnings outlook to a range of $2.60 to $2.68 from $2.58 to $2.70.  This outlook now incorporates a negative $0.05 impact in the fourth quarter from the charges associated with the redemption of the company’s 2014 notes, as well as adverse foreign exchange moves.  While uncertainty persists in the fragile global economy, the company continues to expect high single-digit growth in underlying net sales and low double-digit growth in underlying operating income in fiscal 2013.  Leverage to the operating income line in fiscal 2013 is expected to come primarily from gross margin expansion.

Brown-Forman will host a conference call to discuss the results at 10:00 a.m. (EDT) this morning.  All interested parties in the U.S. are invited to join the conference call by dialing 888-624-9285 and asking for the Brown-Forman call.  International callers should dial 706-679-3410.  The company suggests that participants dial in ten minutes in advance of the 10:00 a.m. start of the conference call.

A live audio broadcast of the conference call will also be available via Brown-Forman’s Internet website, http://www.brown-forman.com/, through a link to "Investor Relations."   For those unable to participate in the live call, a replay will be available by calling 855-859-2056 (U.S.) or 404-537-3406 (international).  The identification code is 12883934.  A digital audio recording of the conference call will also be available on the website approximately one hour after the conclusion of the conference call.  The replay will be available for at least 30 days following the conference call.

For more than 140 years, Brown-Forman Corporation has enriched the experience of life by responsibly building fine quality beverage alcohol brands, including Jack Daniel’s Tennessee Whiskey, Southern Comfort, Finlandia, Jack Daniel’s & Cola, Canadian Mist, Korbel, Gentleman Jack, el Jimador, Herradura, Sonoma-Cutrer, Chambord, New Mix, Tuaca, and Woodford Reserve.  Brown-Forman’s brands are supported by nearly 4,000 employees and sold in approximately 160 countries worldwide.  For more information about the Company, please visit http://www.brown-forman.com/.

Footnotes:
1 Percentage growth rates are compared to prior year periods, unless otherwise noted.
2 Underlying change represents the percentage increase or decrease in reported financial results in accordance with generally accepted accounting principles (GAAP) in the United States, adjusted for certain items.  A reconciliation from reported to underlying net sales, gross profit, advertising expense, SG&A, and operating income (non-GAAP measures) increases or decreases for the three-month and nine-month periods ended January 31, 2013, and the reasons why management believes these adjustments to be useful to the reader, are included in Schedule A and the note to this press release.
3 All ‘net sales’ references are on a constant currency basis, unless otherwise noted.  Constant currency represents reported net sales with the cost/benefit of currency movements removed.  Management uses the measure to understand the growth of the business on a constant dollar basis, as fluctuations in exchange rates can distort the underlying growth of the business both positively and negatively.

Important Information on Forward-Looking Statements:

This report contains statements, estimates, and projections that are "forward-looking statements" as defined under U.S. federal securities laws. Words such as “aim,” “anticipate,” “aspire,” “believe,” “envision,” “estimate,” “expect,” “expectation,” “intend,” “may,” “plan,” “potential,” “project,” “pursue,” “see,” “will,” “will continue,” and similar words identify forward-looking statements, which speak only as of the date we make them. Except as required by law, we do not intend to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.  By their nature, forward-looking statements involve risks, uncertainties and other factors (many beyond our control) that could cause our actual results to differ materially from our historical experience or from our current expectations or projections. These risks and other factors include, but are not limited to:
•
declining or depressed global or regional economic conditions, particularly in the Euro zone; political, financial, or credit or capital market instability; supplier, customer or consumer credit or other financial problems; bank failures or governmental debt defaults

•
failure to develop or implement effective business, portfolio and brand strategies, including the increased U.S. penetration and international expansion of Jack Daniel’s Tennessee Honey, innovation, marketing and promotional activity, and route-to-consumer

•	unfavorable trade or consumer reaction to our new products, product line extensions, price changes, marketing, or changes in formulation, flavor or packaging
•	inventory fluctuations in our products by distributors, wholesalers, or retailers
•
competitors’ consolidation or other competitive activities such as pricing actions (including price reductions, promotions, discounting, couponing or free goods), marketing, category expansion, product introductions, entry or expansion in our geographic markets

•
declines in consumer confidence or spending, whether related to the economy (such as austerity measures, tax increases, high fuel costs, or higher unemployment), wars, natural or other disasters, weather, pandemics, security concerns, terrorist attacks or other factors

•
changes in tax rates (including excise, sales, VAT, tariffs, duties, corporate, individual income, dividends, capital gains) or in related reserves, changes in tax rules (e.g., LIFO, foreign income deferral, U.S. manufacturing and other deductions) or accounting standards, and the unpredictability and suddenness with which they can occur

•
governmental or other restrictions on our ability to produce, import, sell, price, or market our products, including advertising and promotion in either traditional or new media; regulatory compliance costs

•	business disruption, decline or costs related to organizational changes, reductions in workforce or other cost-cutting measures
•	lower returns or discount rates related to pension assets, interest rate fluctuations, inflation or deflation
•	fluctuations in the U.S. dollar against foreign currencies, especially the euro, British pound, Australian dollar, Polish zloty or Mexican peso
•
changes in consumer behavior or preferences and our ability to anticipate and respond to them, including societal attitudes or cultural trends that result in reduced consumption of our products; reduction of bar, restaurant, hotel or other on-premise business or travel

•	consumer shifts away from brown spirits, premium-priced spirits, or spirits products generally; shifts to discount store purchases or other price-sensitive consumer behavior
•
distribution and other route-to-consumer decisions or changes that affect the timing of our sales, temporarily disrupt the marketing or sale of our products, or result in implementation-related or higher fixed costs

•
effects of acquisitions, dispositions, joint ventures, business partnerships or investments, or their termination, including acquisition, integration or termination costs, disruption or other difficulties, or impairment in the recorded value of assets (e.g. receivables, inventory, fixed assets, goodwill, trademarks and other intangibles)

•
lower profits, due to factors such as fewer or less profitable used barrel sales, lower production volumes, decreased demand or inability to meet consumer demand for products we sell, sales mix shift toward lower priced or lower margin SKUs, or cost increases in energy or raw materials, such as grain, agave, wood, glass, plastic, or closures

•
natural disasters, climate change, agricultural uncertainties, environmental or other catastrophes, or other factors that affect the availability, price, or quality of agave, grain, glass, energy, closures, plastic, water, or wood, or that cause supply chain disruption or disruption at our production facilities or aging warehouses

•	negative publicity related to our company, brands, marketing, personnel, operations, business performance or prospects
•	product counterfeiting, tampering, contamination, or recalls and resulting negative effects on our sales, brand equity, or corporate reputation
•
significant costs or other adverse developments stemming from class action, intellectual property, governmental, or other major litigation; or governmental investigations of beverage alcohol industry business, trade, or marketing practices by us, our importers, distributors, or retailers

For further information regarding these risks, please refer to the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of our annual report on Form 10-K and quarterly reports on Form 10-Q filed with the SEC.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Three Months Ended January 31, 2012 and 2013
(Dollars in millions, except per share amounts)

	2012	2013	Change

Net sales	$959.0	$1,026.9	7%
Excise taxes	257.4	280.0	9%
Cost of sales	250.7	240.2	(4%)
Gross profit	450.9	506.7	12%
Advertising expenses	98.8	110.5	12%
Selling, general, and administrative expenses	148.0	162.4	10%
Amortization expense	0.8	--
Other (income) expense, net	(2.9)	(3.2)
Operating income	206.2	237.0	15%
Interest expense, net	7.3	7.6
Income before income taxes	198.9	229.4	15%
Income taxes	65.8	71.8
Net income	$133.1	$157.6	18%

Earnings per share:
Basic	$0.63	$0.74	18%
Diluted	$0.62	$0.73	18%

Gross margin	47.0%	49.3%
Operating margin	21.5%	23.1%

Effective tax rate	33.1%	31.3%

Cash dividends paid per common share:
Regular quarterly cash dividends	$0.233	$0.255
Special cash dividend	--	4.000
Total	$0.233	$4.255

Shares (in thousands) used in the
calculation of earnings per share:
Basic	212,891	213,459
Diluted	214,499	215,051

Note:  All previously reported share and per share amounts have been restated to reflect the 3-for-2 stock split effected in August 2012.

Brown-Forman Corporation
Unaudited Consolidated Statements of Operations
For the Nine Months Ended January 31, 2012 and 2013
(Dollars in millions, except per share amounts)

	2012	2013	Change

Net sales	$2,813.1	$2,918.8	4%
Excise taxes	692.5	729.4	5%
Cost of sales	747.4	694.1	(7%)
Gross profit	1,373.2	1,495.3	9%
Advertising expenses	296.3	309.1	4%
Selling, general, and administrative expenses	433.9	469.9	8%
Amortization expense	3.4	--
Other expense (income), net	1.3	(4.8)
Operating income	638.3	721.1	13%
Interest expense, net	21.5	17.1
Income before income taxes	616.8	704.0	14%
Income taxes	208.1	226.0
Net income	$408.7	$478.0	17%

Earnings per share:
Basic	$1.90	$2.24	18%
Diluted	$1.89	$2.22	18%

Gross margin	48.8%	51.2%
Operating margin	22.7%	24.7%

Effective tax rate	33.7%	32.1%

Cash dividends paid per common share:
Regular quarterly cash dividends	$0.660	$0.722
Special cash dividend	--	4.000
Total	$0.660	$4.722

Shares (in thousands) used in the
calculation of earnings per share:
Basic	214,976	213,301
Diluted	216,519	214,913

Note:  All previously reported share and per share amounts have been restated to reflect the 3-for-2 stock split effected in August 2012.

Brown-Forman Corporation
Unaudited Condensed Consolidated Balance Sheets
 (Dollars in millions)

	April 30,	January 31,
	2012	2013
Assets:
Cash and cash equivalents	$ 338.3	$ 386.8
Accounts receivable, net	475.3	633.8
Inventories	712.1	801.9
Other current assets	223.6	223.9
Total current assets	1,749.3	2,046.4

Property, plant, and equipment, net	398.7	426.6
Goodwill	617.2	618.9
Other intangible assets	668.3	669.9
Other assets	43.9	70.5
Total assets	$3,477.4	$3,832.3

Liabilities:
Accounts payable and accrued expenses	$ 385.7	$ 466.4
Dividends payable	--	54.5
Current portion of long-term debt	2.7	253.7
Other current liabilities	15.0	32.7
Total current liabilities	403.4	807.3

Long-term debt	502.8	996.6
Deferred income taxes	157.9	193.2
Accrued postretirement benefits	278.1	246.5
Other liabilities	65.8	69.9
Total liabilities	1,408.0	2,313.5

Stockholders’ equity	2,069.4	1,518.8

Total liabilities and stockholders’ equity	$3,477.4	$3,832.3

Brown-Forman Corporation
Unaudited Condensed Consolidated Statements of Cash Flows
For the Nine Months Ended January 31, 2012 and 2013
(Dollars in millions)

	2012	2013

Cash provided by operating activities	$341.7	$367.2

Cash flows from investing activities:
Additions to property, plant, and equipment	(31.1)	(59.1)
Acquisitions of brand names and trademarks	(7.2)	--
Other	(2.6)	(0.3)
Cash used for investing activities	(40.9)	(59.4)

Cash flows from financing activities:
Net issuance of debt	2.9	744.4
Acquisition of treasury stock	(219.1)	--
Dividends paid	(142.0)	(1,008.0)
Other	0.8	2.7
Cash used for financing activities	(357.4)	(260.9)

Effect of exchange rate changes
on cash and cash equivalents	(15.6)	1.6

Net (decrease) increase in cash and cash equivalents	(72.2)	48.5

Cash and cash equivalents, beginning of period	567.1	338.3

Cash and cash equivalents, end of period	$494.9	$386.8

Schedule A

Brown-Forman Corporation
Supplemental Information (Unaudited)

	Three Months Ended	Nine Months Ended	Fiscal Year Ended
	Jan 31, 2013	Jan 31, 2013	April 30, 2012

Reported change in net sales	7%	4%	6%
Impact of Hopland-based wine business sale	2%	3%	2%
Estimated net change in distributor inventories	1%	-	1%
Impact of foreign currencies	(2%)	1%	-

Underlying change in net sales	8%	8%	9%

Reported change in gross profit	12%	9%	4%
Impact of Hopland-based wine business sale	1%	1%	3%
Estimated net change in distributor inventories	-	(1%)	-
Impact of foreign currencies	(2%)	1%	1%

Underlying change in gross profit	11%	10%	8%

Reported change in advertising	12%	4%	8%
Impact of Hopland-based wine business sale	-	1%	1%
Impact of foreign currencies	(3%)	2%	-

Underlying change in advertising	9%	7%	9%

Reported change in SG&A	10%	8%	6%
Impact of foreign currencies	(1%)	2%	1%
Dispute settlement	-	-	(1%)

Underlying change in SG&A	9%	10%	6%

Reported change in operating income	15%	13%	(8%)
Impact of Hopland-based wine business sale	1%	1%	12%
Dispute settlement	-	-	1%
Estimated net change in distributor inventories	-	(1%)	1%
Impact of foreign currencies	(2%)	-	3%

Underlying change in operating income	14%	13%	9%

Notes:
Foreign currencies – Refers to net gains and losses incurred by the Company relating to sales and purchases in currencies other than the U.S. Dollar.  Brown-Forman uses the measure to understand the growth of the business on a constant dollar basis as fluctuations in exchange rates can distort the underlying growth of the business (both positively and negatively).  To neutralize the effect of foreign exchange fluctuations, the Company has translated current year results at prior year rates.  While Brown-Forman recognizes that foreign exchange volatility is a reality for a global company, it routinely reviews its performance on a constant dollar basis.  The Company believes this allows management and investors to understand Brown-Forman’s growth trends.

Hopland-based wine business sale – Refers to the Company’s April 2011 sale of its Hopland, California-based wine business to Viña Concha y Toro S.A., whose brands were retained in the Company’s portfolio as agency brands through December 31, 2011. This agency relationships resulted in fiscal 2012 reported net sales of $79 million and $0.03 per diluted share.   Included in this sale were the Fetzer winery, bottling facility, and vineyards, as well as the Fetzer brand and other Hopland, California-based wines, including Bonterra, Little Black Dress, Jekel, Five Rivers, Bel Arbor, Coldwater Creek, and Sanctuary. Also included in the sale was a facility in Paso Robles, California.

Estimated net change in distributor inventories – Refers to the estimated financial impact of changes in distributor inventories for the Company’s brands.  Brown-Forman computes this effect using estimated depletion trends and separately identifying trade inventory changes in the variance analysis for key measures.  Based on the estimated depletions and the fluctuations in distributor inventory levels, the Company then adjusts the percentage variances from prior to current periods for our key measures.  Brown-Forman believes it is important to make this adjustment in order for management and investors to understand the results of the business without distortions that can arise from varying levels of distributor inventories.

Dispute settlement – Refers to the favorable resolution of a dispute in an international market relating to the importation of our products.  Management believes that excluding this benefit provides helpful information in forecasting and planning the growth expectations of the Company.

The Company cautions that non-GAAP measures should be considered in addition to, but not as a substitute for, the Company’s reported GAAP results.

Schedule B

Brown-Forman Corporation
Supplemental Information (Unaudited)
Nine Months Ended January 31, 2013

	% Change vs. YTD FY12
	Depletions1		Net Sales2
Brand	9-Liter	Equivalent Conversion3	Reported	Constant Currency
Jack Daniel’s Family	6%	6%	9%	10%
Jack Daniel’s Family of Whiskey Brands4	6%	6%	9%	11%
Jack Daniel’s RTD/RTP5	6%	6%	5%	7%
el Jimador Family	5%	1%	6%	7%
el Jimador	(1%)	(1%)	2%	3%
New Mix RTD6	6%	6%	13%	15%
Finlandia Family	8%	6%	2%	5%
Finlandia	6%	6%	1%	4%
Finlandia RTD	64%	64%	69%	79%
Southern Comfort Family	(4%)	(1%)	(4%)	(4%)
Southern Comfort7	(1%)	(1%)	(4%)	(4%)
Southern Comfort RTD/RTP	(16%)	(16%)	(14%)	(15%)
Canadian Mist	(2%)	(2%)	(1%)	(1%)
Korbel Champagne	2%	2%	4%	4%
Super-Premium Other8	9%	9%	14%	14%
Rest of Brand Portfolio (excl. Discontinued Brands)	10%	10%	6%	10%
Total Portfolio9	5%	4%	7%	8%

Note: Totals may differ due to rounding

1 Depletions are shipments direct to retail or from distributors to wholesale and retail customers, and are commonly regarded in the industry as an approximate measure of consumer demand.
2 Net sales is a shipment-based metric; shipments and depletions can be different due to timing
3 Equivalent conversion depletions represent the conversion of ready-to-drink (RTD) brands to a similar drinks equivalent as the parent brand for various trademark families. RTD volume is divided by 10.
4 Jack Daniel’s brand family excluding RTD/RTP line extensions
5 Refers to all RTD and ready-to-pour (RTP) line extensions of Jack Daniel’s
6 RTD brand produced with el Jimador tequila
7 Includes Southern Comfort, Southern Comfort Reserve, and Southern Comfort flavors
8 Includes Herradura, Woodford Reserve Family, Sonoma-Cutrer, Tuaca Family and Chambord liqueur and flavored vodka
9 Total Portfolio includes all existing active brands